EXHIBIT 10.10

STANDARD SILVER SUITES AGREEMENT

ACCOMMODATIONS LICENSE AND SERVICES ORDER FORM

Tax ID:	27-362-9427
Date:	May 27, 2014

Silver Suites Site:
Address:	7 World Trade Center, 46th floor
State:	New York
City:	New York
Zip:	10007

Client Notice Address:
Company Name:	S1 Biopharma
Address:	7 World Trade Center, 46th floor
State:	New York
Telephone:
Contact Name/Title:	Nick Sitchon
City:	New York
Zip Code:	10007
Contact Email:	nsitchon@s1biopharma.com

Client Business:
Pharmaceuticals/Biotechnology

Areas Assigned:

Suite	Seats	Move-in Date	Monthly License Fee
Office 23	6	June 1, 2014	$6,000.00

Service (subject to all applicable taxes):

Product	Start Date	Unit Price	Qty	Monthly Service Fee	Notes
Internet	June 1, 2014	$125.00	3	$375.00	No Tax
Phone	June 1, 2014	$136.00	3	$408.00	Includes Tax
Conf. Room Allowance	June 1, 2014	5%	1	$(300.00)	Does not roll over

Retainer	$12,000.00
Setup Fees	$750.00
First Month Fees	$6,783.00
Total	$19,533.00

FMF & SR

CC Wire Check

Comments:  Licensor agrees to not charge the Client the license fee for Month 6 of occupancy, as long as the Client is in good standing and does not have an outstanding balance.

Initial Term:  six (6) months, effective June 1, 2014 (the “Effective Date”).

Expiration of Initial Term: November 30, 2014

Retainer: Client’s retainer for license and service fees shall be equal to two (2) months’ License Fee.

Licensor and Client have entered into this Standard Silver Suites Agreement (this “Agreement”) on the terms of the Accommodations License and Services Order Form (the “Order Form”), as supplemented by the attached Terms of Service and the exhibits, addenda and schedules incorporated herein (the “Addenda”), which Agreement is the complete agreement between the parties and supersedes all prior agreements and other communications, oral or written, relating to the subject matter hereof.

Licensor:	Silver Suites 7 WTC LLC	Client:	S1 Biopharma, Inc.

Signature:	/s/ Tal Kerret	Signature:	/s/ Nicolas G. Sitchon

Name:	Tal Kerret	Name:	Nicolas G. Sitchon

Title:		Title:	CEO

TERMS OF SERVICE

ACCOMMODATIONS

Accommodations Provided. Licensor grants to Client a revocable, non-transferrable license (the “License”) to use the furnished suites and/or offices and workstations specified in the Order Form (individually, an “Area” and collectively, the “Areas”) and to access the common areas of the Silver Suites location identified on the Order Form (the “Site”). Licensor reserves the right to reduce or increase the size, number or configuration of any of the Areas from time to time; provided that if the number of Areas is decreased, the License Fees shall be appropriately reduced. Licensor will attempt to (but is not obligated to) provide Client prior written notice with respect to such changes to the Areas.

In connection with Client’s use of the Areas, Licensor will use good faith efforts to provide the following amenities during the Site’s normal business hours:

1.              heating and air conditioning;

2.              lighting and electricity for normal business use;

3.              cleaning and janitorial; and

4.              access to the common areas generally made available to other licensees, including, without limitation, kitchens, sanitary facilities, photocopying areas and facsimile areas (provided that use of the equipment therein may be subject to additional charges).

Notwithstanding anything to the contrary contained in this Agreement, Licensor reserves the right to add, delete or modify any or all of the foregoing amenities at any time, or to charge Client for the same at any time (provided that such charges are generally applicable to other licensees).

Purpose and Intent. Notwithstanding anything to the contrary, Licensor and Client acknowledge, confirm and agree that: (i) the License is and shall at all times be a license; (ii) the relationship between Licensor and Client created hereunder is that of licensor-licensee, and not of landlord-tenant or lessor-lessee; and (iii) the License does not create and shall not be deemed to create a tenancy interest, leasehold estate or other real property interest in favor of Client with respect to the Areas or the Site.

USING THE CAMPUS

Move-in. Upon moving in, Client will sign an inventory of all furniture and equipment that Client is permitted to use, together with a statement of its condition and the condition of the Areas, and details of the entry cards or keys issued to Client.

Nature of Client’s Business. Client may only use the Site (including, without limitation, the Areas) for the purposes stated in the Order Form. Use of the Site for a “retail” use or other use involving frequent visits by members of the public is not permitted. Client must not carry on a business that competes with Licensor’s business of providing serviced accommodations. Client may not use the name “Silver Suites” or the Silver Suites logo in any way in connection with Client’s business without the prior written consent of Licensor.

Client’s Name and Address. Client may only transact business from the Site in its own name or another other name that Licensor consents in writing to allow. Client shall not put up any signs on the doors to the Areas or in any other location that is visible from outside the Areas. Client may use the Site’s address as its business address during the term hereof; provided, however, that Client may not use pictures or illustrations of the Site in advertising or other publicity without the prior written consent of licensor. Client represents that all information provided by Client is accurate as of the Effective Date.

Taking Care of Licensor’s Property. Client must take good care of the Site, including any furnishings, fixtures and equipment that Client is permitted to use. Client may not alter any part of the Site or Licensor’s equipment, fixtures or furnishings. Client shall be liable for any damage caused by Client or its employees, agents, customers, vendors, permittees or invitees, and all costs to repair such damage shall be paid by Client. All costs for cleaning and repair of the Areas (including repair of damage caused by wall hangings) after Client vacates the Areas shall be deducted from the Retainer and any remaining deficit shall be payable by Client within fifteen (15) days after delivery of an invoice therefor.

Furniture and Equipment. Client shall not install any furniture, office equipment, satellite or microwave antennas or dishes, cabling, technology or telecommunication lines or connections, computer networking equipment (including wired or wireless routers), space heaters, coffee machines, water coolers or refrigerators without Licensor’s prior written consent, which Licensor may refuse in its sole and absolute discretion.

Entry Cards/Keys. Any entry cards or keys that Licensor permits Client to use shall remain Licensor’s property at all times. Client may not make copies of such cards/keys or allow anyone else to use such cards without Licensor’s consent. Client shall be responsible for the cost of replacing any lost or defective entry cards/keys and for the cost of changing or reprogramming any locks as a result thereof. Any loss of an entry card/key must be reported to Licensor immediately.

Compliance with Law. Client must comply with all relevant laws and regulations in the conduct of Client’s business and may not do anything illegal in the conduct of its business or otherwise at the Site. Client may not do anything that may (i) interfere with the use of the Site by Licensor or others permitted to use the Site, (ii) cause any nuisance or annoyance, (iii) increase the insurance premiums of Licensor or the owner of the building in which the Site is located (“Building Owner”) or (iv) cause loss or damage to Licensor or Building Owner.

Compliance with Site Rules. Client must comply with all Site rules, policies and procedures that Licensor imposes generally on users of the Site (the “Rules and Regulations”), as amended by Licensor from time to time in its sole discretion. Client hereby acknowledges that it has received a copy of the Rules and Regulations in effect as of the date hereof and agrees to comply with such Rules and Regulations in all respects.

Insurance. Client shall obtain and maintain the following insurance policies during the term of the License, which policies shall include a waiver of subrogation in favor of Licensor and the Additional Insureds: (a) property insurance for Client’s personal property located at the Site, (b) workers’ compensation insurance in the minimum amounts required under applicable state law and (c) commercial general liability insurance with a limit of at least $1,000,000. With respect to the property insurance and commercial general liability insurance policies, the following entities {the “Additional Insureds”) shall be named as additional insureds without liability for payment of premium on a primary and non-contributory basis:  Silver Suites 7 WTC LLC; Silver Suites Service 7 WTC LLC; Silver Suites LLC; Silver Suites Family LLC; Silver Suites Investors LLC; Silverstein Properties, Inc.; 7 World Trade Center II, LLC. No later than one (1) business day prior to the Effective Date, Client shall deliver a certificate of insurance reflecting the required levels of insurance hereunder. All independent contractors retained by Client including, without limitation, moving companies, who enter the Building shall (i) comply with the foregoing insurance requirements (including with respect to additional insured coverage) and such other requirements as are applicable to contractors working in the Building and (ii) deliver a certificate of insurance evidencing such coverage to Licensor at least one (1) business day prior to entering the Building.

Access to the Areas. Licensor shall have the right to enter the Areas at any time and without prior notice, for any reason, including, without limitation, during the sixty (60) days preceding expiration of the License term for the purpose of showing the Areas to prospective licensees; provided that Licensor will use its reasonable efforts to protect the confidentiality of Client’s business operations.

Security. Licensor makes no representation or warranty to Client with respect to security services or systems at the Site. Client shall be fully responsible for the safety and security of its employees, agents, invitees, guests and personal property while on the Site.

Release. Client hereby waives, releases and holds harmless Licensor, the Additional Insureds and their respective officers, employees and agents from any and all liability related to personal injury, property damage or loss of any kind sustained by Client or its employees, agents, invitees or guests at the Site.

SERVICES

General. Licensor will use commercially reasonable efforts to provide Client with access to and use of the hardware, software, consulting and other services set forth in the Order Form (the “Services”). Any or all of the Services may be provided by Licensor, an affiliate of Licensor or a third party service provider designated by Licensor. Licensor and its officers, employees and agents shall have no liability for any loss, cost, damage or expense to Client or Client’s personal property arising out of the provision of the Services, including, without limitation, damage to Client’s computers and related equipment.

Monthly Services. Certain Services are available to Client for a monthly fee and applicable setup fees (“Monthly Services”), as reflected on the Order Form, as supplemented and amended by Addenda that are applicable to such Services at the time they are provided. Such Services may be amended from time to time by Licensor in its sole discretion, upon notice to Client. At least one (1) Technology Package must be ordered for each individual user of the Areas during the Term.

Incremental Services. Licensor will make available certain services on a fee-for-use basis (“Incremental Services”). Incremental Services are only available during normal business hours, Monday through Friday, federal holidays excluded. Licensor may add, delete or change Incremental Services from time to time in its sole discretion, upon notice to Client.

Client Business. The Services are provided solely for Client’s use in conducting its business and may not be used for any other purpose without the prior written approval of Licensor. The Services may not be resold, leased, sublicensed or distributed without the prior written approval of Licensor.

Cooperation. Client will provide Licensor with all support and cooperation that is reasonably requested from time to time in connection with provision of the Services. Such cooperation will include, but not be limited to, monitoring use of and access to the Services, and investigating and taking action with respect to suspected or known violations of the Rules and Regulations. Client agrees to be responsible for payment of all fees for any Services ordered or otherwise initiated by Client’s employees, independent contractors or agents.

LIMITATION OF LIABILITY

Consequential Loss. IN NO EVENT WILL LICENSOR OR ITS AFFILIATES BE LIABLE FOR CONSEQUENTIAL, EXEMPLARY, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. If for any reason any Areas or Services described in this Agreement are unavailable or otherwise cannot be provided, Licensor shall not be liable to Client for any losses or damages of Client whatsoever and Licensor shall not be entitled to an abatement of License Fees or Monthly Service Fees. To the maximum extent permitted by law, Licensor will have no liability whatsoever for any consequential loss as a result of any act or failure to act by Licensor or its officers, employees and agents. Licensor’s aggregate liability, and Client’s exclusive remedy, for any damages from any cause whatsoever, regardless of form or action, whether in contract, tort or otherwise, will in no event exceed the fees paid by Client to Licensor during the 12 month period prior to the date on which the cause of action accrued.

Force Majeure. Licensor is not responsible for any loss, liability or damage as a result of delays, errors, failures to perform, interruptions or disruptions in the License or the Services resulting from an act, omission or condition beyond Licensor’s reasonable control, whether or not foreseeable or identified (a “Force Majeure Event”), including, without limitation acts of God, strikes, lockouts, riots, acts of war, governmental regulations, fire, power failure, earthquakes, severe weather, floods or other natural disaster or Client’s or any third party’s hardware, software or communications equipment or facilities. Licensor may, in its sole discretion, suspend the License and provision of the Services for reasons of a Force Majeure Event.

FEES AND PAYMENT

General. Client agrees to pay when due the monthly fees for the License and the Monthly Services as set forth in the Order Form and the Addenda, as well as fees for any Incremental Services used by Client. License Fees and Monthly Service Fees, as reflected on the Order Form, must be paid before the first day of the month during which the applicable Areas and Monthly Services are to be provided. Fees for Incremental Services must be paid by the first day of the month immediately following delivery of an invoice for such services.

Set-up Fees. The set-up fees for Monthly Services, as listed on the Order Form, are due on the Effective Date and must be paid by credit card, bank draft or certified check.

Service Fees. Licensor will invoice Client monthly in advance for all Monthly Service fees. The amount of fees due for Incremental Services will be determined based on Client’s use. Licensor may change such fees at any time, such change being effective upon notice given not later than fifteen (15) days prior to the first day of the calendar month for which the change applies.

Retainer. The Retainer specified in the Order Form (if any) will be held by Licensor, without accruing interest, as security for performance of Client’s obligations under this Agreement. The balance of the Retainer, after deducting outstanding fees and other costs due to Licensor hereunder, including costs for cleaning and repair of the Areas, will be returned to Client within sixty (60) days after the termination of this Agreement, including, without limitation, in the event that the License is terminated by Licensor without cause. Licensor may require that Client pay an additional Retainer if outstanding fees exceed the Retainer held or if Client fails to timely pay any amounts due hereunder.

Payment. Payment of all invoiced amounts must be made before the first day of the month following delivery of the invoice. All payments will be made in U.S. dollars to Licensor at the address stated in the invoice and must be paid by credit card, bank draft, certified check or company check drawn on a United States bank; provided that the Retainer, Setup Fees and First Month Fees may not be paid by company check. In no circumstances will payment by personal check be accepted. Client agrees to promptly pay (or reimburse Licensor, if applicable, for) (i) all sales, use, excise and any other taxes and fees that Client is required to pay to any governmental authority (and, at Licensor’s request, will provide to Licensor evidence of payment) and (ii) any taxes paid by Licensor to a governmental authority that are attributable to the License or the Services, including, without limitation, any gross receipts, occupancy taxes or tangible personal property taxes.

Late Payment. Any amounts not paid when due shall, in addition to any other remedies, be subject to a late fee equal to the greater of (i) 5% of the outstanding balance (or the maximum rate allowed by law, if less) or (ii) $500.00, which late fee shall be assessed each month until all outstanding amounts are paid in full. In addition, Client shall be charged a fee of $100.00 for any returned check. Returned checks will not be considered timely payments for calculation of late fees. Client shall also be liable for any costs incurred by Licensor in collecting amounts due hereunder, including, without limitation, attorney and collection agency fees. Such fees shall be added to any amounts due from Client.

Taxes. The fees may or may not include taxes, duties, tariffs or other governmental charges or expenses imposed in connection with this Agreement. Client agrees to pay, indemnify and hold Licensor harmless against all sales, use, excise, value-added or similar taxes, fees or duties (including any penalties, interest and other costs associated therewith) that are assessed against Licensor as a result of Client’s activities or payments hereunder and that are not related to Licensor’s personal property ownership or net income.

Suspension of Service. Licensor may suspend the License (and deny Client access to the Areas) and the Services while there are any outstanding fees or if Client is otherwise in breach of this Agreement. In such event, Licensor shall not be liable for any claim of business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of such actions.

No Credit. Notwithstanding anything to the contrary in the Agreement, Licensor is not under any circumstances obligated to extend credit to Client. Client agrees that Licensor may at any time require cash payment by Client in advance of providing any Areas or Services.

TERM AND TERMINATION

Term. The term of this Agreement and the License granted hereunder shall commence on the Effective Date and terminate upon the earlier of: (a) delivery of notice of termination by Licensor to Client; (b) sixty (60) days after delivery of written notice of termination by Client to Licensor, but in no event earlier than the date identified on the Order Form as the “Expiration of Initial Term”; (c) any failure, breach or default of Client under this Agreement; (d) the making of a general assignment by Client for the benefit of creditors, the filing of a voluntary petition by Client or the filing of an involuntary petition by any of Client’s creditors seeking the protection of any state or federal bankruptcy or insolvency laws; or (e) the appointment of a receiver or custodian of Client’s assets. If Client terminates the License in accordance with the foregoing sentence, Client shall be obligated to pay the fees for the License and the Services until the last day of the calendar month following sixty (60) days from when written notice is given (regardless of the date Client vacates the Areas).

Upon the termination of the License, Client shall vacate the Areas and the Site immediately, leaving them in the same condition as they were in when Client moved in, reasonable wear and tear excepted. Client shall be responsible for any fees associated with restoration of the Areas to their original move-in condition. If Client leaves any of Client’s personal property in the Site after the License has been terminated, Licensor may dispose of it in any way Licensor chooses, without liability to Client for such property or any proceeds of sale thereof. Client shall indemnify Licensor for any loss, claim or liability incurred as a result of Client’s failure to timely vacate the Site.

If the Site is Not Available. In the unlikely event that Licensor is permanently unable to provide the Areas or the Services (or reasonable substitutes thereto) at the Site and so notifies Client in writing, then this Agreement shall terminate and Client will only have to pay fees for the Areas and the Services up to the date of such termination.

Termination by Licensor. Licensor may immediately terminate the License and suspend any or all Services (i) if Client is in default under this Agreement or (ii) for any reason or no reason at all, upon delivery of written notice to Client, and Licensor shall not be liable for any claim of business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising from such termination.

Default. Client will be deemed in default under this Agreement upon the occurrence of any of the following:

•                  Client fails to pay any amount when due and such failure continues for a period of ten (10) days after the due date;

•                  Client violates any provision of this Agreement;

•                  The conduct of Client, its agents, employees, invitees or persons permitted by Client into the Site or the Areas is inconsistent or incompatible with general business use; or

•                  Any petition or proceeding is filed by or against Client under any federal or state bankruptcy or insolvency code or similar law and, if such petition is involuntary, it is not dismissed within sixty (60) days after filing thereof, or Client sells or disposes of all or substantially all of its assets (and Licensor does not consent to the same) or ceases doing business.

Termination Procedure. Licensor will follow its standard mail and telephone forwarding policy and charge Client any fees associated with such Services upon termination of this Agreement unless otherwise notified by Client.

Cumulative Remedy. The parties hereto shall not be relieved of any obligation accruing under this Agreement prior to its termination. No right or remedy is exclusive of any other provided herein or permitted by law or equity; all such rights and remedies shall be cumulative and may be enforced concurrently or individually.

Survival. Client’s obligations respecting payment of fees, and the provisions of this Agreement which by their context are intended to survive, shall survive any expiration or termination of this Agreement, including, without limitation, the following provisions hereof: “DISCLAIMER OF WARRANTIES”, “LIMITATION OF LIABILITY”, “LIMITED REMEDY”, “INDEMNIFICATION”, “TERM AND TERMINATION”, “NOTICES” and “MISCELLANEOUS.”

DISCLAIMER OF WARRANTIES

THE AREAS AND THE SERVICES ARE PROVIDED “AS IS” AND WITHOUT ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND LICENSOR SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, TO THE MAXIMUM EXTENT PERMITTED BY LAW. Licensor and its affiliates, lessors, licensors and suppliers make no warranties regarding the quality, reliability, timeliness or security of the Areas and the Services, or that any Service will be uninterrupted or operate error free.

INDEMNIFICATION

Client will defend, indemnify and hold Licensor, the Additional Insureds and their respective officers, directors, employees and agents harmless from and against any loss, cost, expense, claim, injury or damage (including, without limitation, reasonable attorneys’ fees and expenses) that arises out of or is alleged to arise out of (i) an act or omission of Client or Client’s employees, agents, invitees or guests, or (ii) a default or breach by Client under the terms of this Agreement.

NOTICES

All notices must be in writing and will be deemed given when delivered personally, by facsimile (with confirmation of receipt) or by overnight courier (charges prepaid), or five (5) days after deposit in U.S. mail. Licensor may provide notice of amendments to this Agreement (collectively with the agreements, exhibits and schedules) by e-mail to Client’s address as set forth in the Order Form. Licensor may provide notice of changes to fees by e-mail or publication of the revised fee on a web site designated by Licensor by notice given in accordance with this paragraph. All other notices addressed to the parties will be sent to the addresses appearing on the Order Form, but each party may change such address by written notice in accordance with this paragraph.

MISCELLANEOUS

Virtual Office. If no Areas are licensed to Client pursuant to this Agreement, the provisions of the paragraphs hereof entitled “ACCOMMODATIONS” and “USING THE CAMPUS’’ shall not be applicable.

Silverstein Advantage. In the event that Client’s employees receive membership cards for the “Silverstein Advantage” program or any similar affiliate benefit program arranged by Licensor, Client shall be responsible for returning such cards upon the expiration of the License term. The Client will be charged a fee of $50 for each membership card that is not promptly returned upon the expiration of the License term, which fee may be deducted from the Retainer by Licensor. Licensor retains the right to offer, withdraw or terminate the “Silverstein Advantage” program or any similar affiliate benefit program at any time, in Licensor’s sole discretion, without any penalty, cost, charge or expense.

Confidentiality. All terms and conditions of this Agreement (including, without limitation, pricing information) as well as any other information disclosed to Client but not generally known to the public, will be deemed “Confidential Information.” Client agrees to hold all Confidential Information in strict confidence and to take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions Client employs with respect to its most confidential information). Client acknowledges that any disclosure or unauthorized use of Confidential Information will constitute a material breach of this Agreement and cause substantial harm to Licensor for which money damages alone would not be an adequate remedy. In the event of such breach, in addition to other available remedies, Licensor shall have the right to obtain injunctive relief (without being required to post a bond or other security).

Subordination. Solely for the avoidance of doubt, this Agreement is subordinate to Licensor’s lease with Building Owner and to any other agreements to which Licensor’s lease with Building Owner is subordinate.

No Assignment. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Client may not transfer, sublicense or otherwise assign this Agreement or any of its rights or obligations hereunder without Licensor’s prior written consent. Licensor may assign its rights and obligations under this Agreement upon written notice to Client.

Attorneys’ Fees. If any dispute or legal proceeding arises between the parties relating to this Agreement or its breach, the prevailing party will be entitled to recover all of its reasonable fees, costs and expenses, including attorney and expert witness fees, incurred in connection with such dispute or legal proceeding.

Relationship. Client is not a partner, joint venture or agent of Licensor, and no party hereto has the authority or ability to bind another party.

Publicity. No press release, advertising, sales literature or other publicity or statement relating to the existence or substance of this Agreement or the relationship between the parties created by it, shall be made by Client without the prior written approval of the Licensor, except as required by law.

Severability. If any provision of this Agreement is held to be contrary to law, that provision will be enforced to the maximum extent permissible and the remaining provisions will remain in full force and effect.

No Waiver. The failure by a party hereto to exercise any right available hereunder shall not be deemed to be a waiver of such right, subject to the terms hereof.

Counterparts. This Agreement and any addendum or amendment hereto may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed to be original signatures for purposes of this Agreement.

Applicable Law. This Agreement is governed by and will be construed and interpreted in accordance with the laws of New York, disregarding any conflict-of-laws principles or rules. No provision of this Agreement will be construed against a party by reason of such party having drafted it. Client submits to the exclusive jurisdiction of the Federal and New York State courts located in the County of New York for purposes of any suit, action or other proceeding arising out of this Agreement, and Client knowingly, voluntarily and intentionally waives any right it may have to a trial by jury in any action.

Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof, and it supersedes any and all discussions or other agreements, whether oral or written, regarding such matters. This Agreement may be modified only in a writing that is signed by each party.

Acknowledged and agreed by Client:

Signature:	/s/ Nicolas G. Sitchon

Date:	May 28, 2014